Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2021, relating to the financial statements of Latch, Inc. and subsidiaries as of and for the years ended December 31, 2020 and 2019, incorporated by reference in the Current Report on Form 8-K of Latch, Inc. filed on June 10, 2021.

/s/ Deloitte & Touche LLP
New York, New York
August 9, 2021